July 27, 2021	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(8)

JPMorgan Chase Financial Company LLC
Structured Investments

Capped Buffered Return Enhanced Notes due July 6, 2023

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated June 30, 2021, related to the notes referred to in the table below (the “pricing supplement”), the Underlying Return will be calculated as follows:

Underlying Return: With respect to each Underlying,

(Final Value – Initial Value)
Initial Value

Notes	CUSIP
Capped Buffered Return Enhanced Notes linked to the EURO STOXX 50® Index due July 6, 2023	48132UFA6
Capped Buffered Return Enhanced Notes linked to the NASDAQ-100 Index® due July 6, 2023	48132UEY5
Capped Buffered Return Enhanced Notes linked to the Russell 2000® Index due July 6, 2023	48132UEW9
Capped Buffered Return Enhanced Notes linked to the S&P 500® Index due July 6, 2023	48132UEV1
Capped Buffered Return Enhanced Notes linked to the iShares® MSCI Emerging Markets ETF due July 6, 2023	48132UEZ2

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-3 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank

You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement

Pricing supplement dated June 30, 2021:

http://www.sec.gov/Archives/edgar/data/0001665650/000182912621005973/jpm_424b2.htm

Product supplement no. 4-II dated November 4, 2020:
http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf

Underlying supplement no. 1-II dated November 4, 2020:
http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf

Prospectus supplement and prospectus, each dated April 8, 2020:
http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Amendment no. 1 to pricing supplement dated March 31, 2021 to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020